EXHIBIT 99

PRESS RELEASE

Scripps reports October revenue, statistics

For immediate release	(NYSE: SSP)

Nov. 9, 2006

CINCINNATI – The E. W. Scripps Company today reported October revenue and statistics for its Scripps Networks, newspaper and television station group divisions.

At Scripps Networks revenue was up 8.8 percent to $91.8 million in October compared with the same month a year ago.

October advertising revenue at Scripps Networks was up 6.6 percent and affiliate fee revenue increased 16 percent. The company, which expects advertising revenue growth to strengthen in November and December, reiterated its previously issued guidance of 11 to 13 percent total revenue growth at Scripps Networks for the fourth quarter.

Scripps Networks includes the company’s portfolio of national cable and satellite television networks, including HGTV, Food Network, DIY Network, Fine Living and Great American Country (GAC). HGTV and Food Network can each be seen in about 91 million U.S. television households. DIY Network and Fine Living each can be seen in about 40 million households and GAC reached about 45 million U.S. households in October.

At the company’s television station group, October revenue was up 47 percent to $45.1 million, due to the strength of political advertising. Political advertising was $18.7 million for the month compared with $1.0 million in the year-ago period.

Declines in the station group’s local and national advertising categories reflect the displacement of regular inventory to accommodate the increased volume of political advertising business that occurred during the month.

The company now expects total revenue at the television station group to be up about 20 percent in the fourth quarter based on the strength of political advertising. The company had previously forecast an 11 to 13 percent increase in station group revenue for the period.

At newspapers managed solely by Scripps, total revenue was $59.7 million compared with $61.3 million during the same period a year ago. Newspaper advertising revenue decreased 1.5 percent during October, year over year.

Broken down by category, newspaper advertising revenue during the month was:

•	Local, down 2.6 percent to $13.1 million.

•	Classified, down 3.2 percent to $18.4 million.

•	National, down 13 percent to $3.3 million.

•	Preprint, online and other, up 5.8 percent to $13.3 million.

For competitive reasons, Scripps does not report monthly revenue and statistics for its interactive media division, which includes online search and price comparison services Shopzilla and uSwitch. The company reports revenue from the interactive media division on a quarterly basis.

Forward-looking statements

This press release contains certain forward-looking statements related to the company’s businesses that are based on management’s current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. The company’s written policy on forward-looking statements can be found on page F-5 of its 2005 SEC Form 10K.

We undertake no obligation to publicly update any forward-looking statements to reflect events for circumstances after the date the statement is made.

About Scripps

The E. W. Scripps Company (NYSE: SSP) is a diverse and growing media enterprise with interests in national cable networks, newspaper publishing, broadcast television stations, interactive media, and licensing and syndication.

The company’s portfolio of media properties includes: Scripps Networks, with such brands as HGTV, Food Network, DIY Network, Fine Living and Great American Country; daily and community newspapers in 18 markets and the Washington-based Scripps Media Center, home to the Scripps Howard News Service; 10 broadcast TV stations, including six ABC-affiliated stations, three NBC affiliates and one independent; Scripps Interactive Media, including leading online search and comparison shopping services, Shopzilla and uSwitch; and United Media, a leading worldwide licensing and syndication company that is the home of PEANUTS, DILBERT and approximately 150 other features and comics.

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Contact: Tim Stautberg, The E. W. Scripps Company, 513-977-3826

Email: stautberg@scripps.com

THE E.W. SCRIPPS COMPANY Unaudited Revenue and Statistical Summary Period: October Report date: November 9, 2006	For more information: Tim Stautberg The E.W. Scripps Company 513-977-3826

REVENUE AND STATISTICAL SUMMARY FOR SELECTED OPERATING SEGMENTS

( amounts in millions, unless otherwise noted )	October			Year-to-date
	2006	2005	%	2006	2005	%
SCRIPPS NETWORKS
Operating Revenues
Advertising	$74.1	$69.5	6.6%	$686.0	$594.1	15.5%

Affiliate fees, net	16.0	13.8	16.0%	162.6	139.0	16.9%
Other	1.7	1.0	60.8%	16.0	7.3

Scripps Networks	$91.8	$84.3	8.8%	$864.5	$740.4	16.8%

Subscribers (1)
HGTV				91.0	89.1	2.1%
Food Network				90.9	88.1	3.2%
Great American Country				44.7	39.3	13.7%

NEWSPAPERS (2)
Operating Revenues
Local	$13.1	$13.5	(2.6)%	$130.0	$128.9	0.9%

Classified	18.4	19.0	(3.2)%	193.9	185.3	4.7%
National	3.3	3.8	(13.0)%	30.9	34.6	(10.6)%
Preprints, online and other	13.3	12.6	5.8%	122.3	110.5	10.7%

Newspaper advertising	48.2	49.0	(1.5)%	477.2	459.2	3.9%
Circulation	9.8	10.9	(10.2)%	103.0	105.1	(2.0)%
Other	1.7	1.4	17.9%	13.5	13.0	3.8%

Newspapers managed solely by us	$59.7	$61.3	(2.6)%	$593.7	$577.3	2.8%

Ad inches (excluding JOAs) (in thousands)
Local	428	445	(3.8)%	4,336	4,438	(2.3)%
Classified	771	762	1.2%	8,006	7,397	8.2%
National	81	98	(17.5)%	799	928	(13.9)%

Full run ROP	1,280	1,306	(1.9)%	13,141	12,763	3.0%

BROADCAST TELEVISION
Operating Revenues
Local	$16.0	$18.9	(15.8)%	$168.2	$161.6	4.1%

National	9.3	9.9	(6.1)%	84.8	83.7	1.3%
Political	18.7	1.0		34.1	2.5
Other	1.2	0.9	35.0%	9.9	11.2	(10.9)%

Broadcast Television	$45.1	$30.7	46.9%	$297.0	$258.9	14.7%

(1)	Subscriber counts are according to the Nielsen Homevideo Index of homes that receive cable networks.
(2)	On February 1, 2006, we contributed the Boulder Daily Camera, the Colorado Daily and the twice-weekly Broomfield Enterprise in exchange for a 50% interest in a partnership we jointly operate with MediaNews Group Inc. To enhance comparability the reported revenues do not include operating revenues of these newspapers prior to the formation of the partnership. Our 50% share of the operating profit (loss) of the partnership is reported as “Equity in earnings of JOAs and other joint ventures” in our financial statements.